Exhibit 99.1
LAND O’LAKES, INC.
NEWS RELEASE
For more information contact:
Jeanne Forbis     651-481-2071
Land O’Lakes Reports Third-Quarter and Year-to-Date Sales and Earnings
Year-to-date net sales of $7.9 billion ... net earnings of $160 million
November 5, 2009 (Arden Hills, Minn.) ... Land O’Lakes, Inc. today reported third-quarter net sales of $2.2 billion and a net loss for the quarter of $4.3 million, as compared to net sales of $2.8 billion and net earnings of $28.6 million for the same quarter one year ago. Year-to-date, the company reported net sales of $7.9 billion and net earnings of $159.8 million, as compared to $9.4 billion and $192.6 million, respectively, for the first three quarters of 2008.
Land O’Lakes President and Chief Executive Officer Chris Policinski said third-quarter performance was in line with the company’s expectations, with overall year-to-date results affected by a combination of lower commodity prices and a consumer shift toward a lower-priced product mix.
“We have performed well in a very challenging economic environment,” Policinski said. “Our third-quarter performance is typically soft due to seasonal impacts. Year-to-date, we are on track with our projections and we remain cautiously optimistic about prospects for the fourth quarter. We are maintaining our earlier guidance (earnings projections) for year-end.”
Policinski added that Land O’Lakes $160 million in year-to-date earnings reflects the company’s commitment to best-cost discipline, the strength of its flagship brands, market-responsive product mix adjustments and the contributions of an experienced and dedicated leadership team and work force.
“While we have not been immune to the impact of the global recession and 2009’s volatile economic conditions, we have taken a disciplined approach to economic and marketplace challenges and, as a result, have delivered solid results,” he said.
Land O’Lakes total EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) was $288.3 million year-to-date and $34.2 million for the quarter, versus $346.3 million and $73.2 million for the same periods in 2008.
The company also reports EBITDA on a normalized basis, excluding the effects of unrealized hedging, significant asset sales or impairments, legal settlements, debt extinguishment costs and other special items. Year-to-date normalized EBITDA was $254.6 million, versus $371.4 million for the same period one year ago. Normalized EBITDA for the quarter was $38.3 million, compared to $99.3 million for the third quarter of 2008. The company maintained its guidance for full-year (2009) normalized EBITDA at $340 million.
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Land O’Lakes 3Q — Page 2 of 5
Dairy Foods
In Dairy Foods, the company reported third-quarter sales of $776 million and pretax earnings of $8.9 million, versus sales of $985 million and a $25.4 million pretax loss for the third quarter of 2008. Year-to-date sales in Dairy Foods were $2.2 billion, versus $3.1 billion for the first three quarters of 2008. The company reported $9.0 million in pretax earnings in Dairy Foods through September, versus $14.2 million in pretax earnings for the first three quarters of 2008.
Volumes in Dairy Foods were mixed, but generally reflected a consumer shift toward lower-priced private label products. Overall Value Added volume was down 1 percent versus one year ago. Volume in the company’s industry-leading branded butter was down 1 percent, while the company’s private label butter volume was up 1 percent. Retail cheese volume (Deli and Dairy Case) was down 4 percent versus the first three quarters of 2008, while Dairy Solutions (Foodservice and Ingredient Solutions) was up 7 percent. In the Industrial segment, Cheese volumes were up 6 percent over the same period last year, Whey volume was down 1 percent and volume in Butter By-Products was flat.
Company officials, while noting that Dairy Foods’ performance over the first three quarters was negatively affected by commodity market volatility and the impact of higher prices and economic uncertainty on consumer purchasing decisions, indicated expectations for a strong fourth quarter. Fourth-quarter results, they said, should be bolstered by traditional holiday volume increases and the effective hedging of inventory positions earlier in the year, which should generate fourth-quarter gains.
Feed
The company’s Feed division reported $833 million in sales and a pretax loss of $0.8 million for the third quarter, versus $991 million in sales and a pretax loss of $35.1 million for the third quarter of 2008. Year-to-date, Feed sales totaled $2.6 billion, with pretax earnings of $24.4 million, compared to $2.9 billion in sales and a $4.7 million pretax loss through the first three quarters of 2008. Company officials indicated the earnings gain is largely attributable to significant 2009 unrealized hedging gains, versus significant unrealized hedging losses at the end of the third quarter one year ago.
Feed volumes were mixed year-over-year, with Livestock feed volume down 12 percent versus the first nine months of 2008, Lifestyle feed volume up 3 percent, Milk Replacers up 7 percent and Feed Ingredients flat.
As in Dairy Foods, Feed’s performance has been affected by a shift toward a lower-priced product mix, particularly in the Dairy and Cattle feed segments, as producers respond to the financial stress of lower commodity prices. Company officials expect a solid fourth quarter in Feed, due to traditional cold weather volume increases, effective product mix adjustments and targeted marketing efforts.
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Land O’Lakes 3Q — Page 3 of 5
Layers/Eggs
The company participates in the layers/shell eggs industry through Moark LLC, a wholly owned subsidiary. For the third quarter, the company recorded $111 million in sales and a $14.3 million pretax loss in Eggs, compared to $135 million in sales and a $10.3 million pretax loss for the same quarter in 2008. Year-to-date egg sales were $369 million, compared to $455 million through the same period one year ago. The company reported a $10.0 million pretax loss in Eggs through September, compared to $33.0 million in pretax earnings for the first nine months of 2008.
The earnings decline is the result of a sharp price drop in this very cyclical business. Year-to-date (through the third quarter) average egg prices are $1.03 per dozen, compared to $1.35 per dozen over the first three quarters of last year. The company reported a 4 percent increase in shell egg volume (first nine months of 2009 versus the first nine months of 2008). Volume trends reflected the impact of the economy on consumer purchasing patterns, with non-branded shell egg volume up 5 percent and branded and specialty egg volume up just 1 percent.
Going forward, the company will continue its focus on cost reduction, operating efficiency and effectively serving the commodity egg market, while also building its branded and specialty egg volume and market share.
Seed
In its off-season, the company’s Seed business reported third-quarter sales of negative $15 million due to seed returns (which are typical in this quarter), and a pretax loss of $12.9 million, as compared to sales of $45 million and a pretax loss of $7.3 million for the third quarter of 2008. Through September, Seed reported $1.1 billion in sales and $68.9 million in pretax earnings, versus $920 million in sales and $47.5 million in pretax earnings one year ago.
From a volume perspective, year-to-date corn volumes were down 7 percent compared with one year ago, soybeans were down 9 percent and alfalfa was down 20 percent. A number of factors contributed to the volume declines, including a general increase in seed returns, a reduction in planted acres (corn) and weakness in dairy markets (alfalfa).
Seed’s strong performance continues to be driven by an ongoing focus on the delivery of the best genetics and traits, the leveraging of expertise through the company’s “Expert Seller” and Answer Plot™ programs, and the strength of the company’s Seed/Crop Production Products business alignment (under the WinField Solutions™ marketing identity).
Agronomy/Crop Protection Products
The company’s Agronomy business consists of its wholly owned Crop Protection Products business (aligned with Seed under the WinField Solutions marketing identity) and 50 percent ownership in Agriliance LLC, a joint venture retail agronomy company.
For the third quarter, Agronomy sales were $483 million with pretax earnings of $16.0 million, as compared to sales of $642 million and pretax earnings of $117.6 million for the same quarter of 2008. Company officials noted that the quarter-versus-quarter variance is largely due to the timing of crop protection product vendor rebates, which were recognized earlier this year.
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Land O’Lakes 3Q — Page 4 of 5
Year-to-date, Agronomy reported sales of $1.7 billion and pretax earnings of $85.3 million, versus $2.1 billion in sales and $155.2 million in pretax earnings one year ago. The decline in sales and earnings is due to commodity price reductions and the absence this year of some one-time sourcing opportunities that enhanced earnings in 2008.
Company officials noted that Land O’Lakes and joint venture partner CHS Inc. are working to reposition the Agriliance LLC retail assets, and that they anticipate the majority of those assets will be sold, through a number of transactions, by the first quarter of 2010. Transaction details were not disclosed, but it was indicated that, on an aggregate basis, the transactions should generate $100 million in cash receipts by the end of the first quarter of 2010 (net the cost of the acquired properties plus associated working capital). Twenty-five-million dollars of this cash was received through a dividend distribution from Agriliance during the third quarter of this year.
Debt/Financing
Seasonal debt requirements in the third quarter resulted in total debt of $1.15 billion as of September 30, 2009. Total debt was $1.11 billion at the same point in 2008. Liquidity stood at $328 million (cash-on-hand and unused borrowing authority) at the end of September 2009, up from $245 million on the same date one year ago.
Land O’Lakes officials also indicated the company is restructuring its debt, calling $150 million of 9 percent secured bonds due in 2010 and $174 million of 8.75 percent unsecured bonds due in 2011. A call notice to bondholders was issued on October 29. The bonds will be redeemed at par with accrued interest on December 15, 2009. The repurchase will be financed with a $325 million secured private placement facility consisting of 7-to-12 year debt at an average interest rate of approximately 6.5 percent.
Effective October 29, 2009, the company replaced its existing $400 million revolving credit facility due in 2011. The new revolving credit facility has been sized at $375 million and will mature in April 2013. The pricing, terms and conditions of the new facility are largely unchanged. Additionally, the company extended the term of its $400 million securitization facility to 3 1/2 years and increased the pricing on that facility to current market rates.
Once the public bonds have been redeemed, Land O’Lakes obligation to file periodic reports with the Securities and Exchange Commission (SEC) will end. Accordingly, the company does not plan to make additional filings with the SEC after it submits its third quarter 10-Q Report, which is expected to be filed by November 13, 2009.
Conference Call
The national food and agricultural cooperative will discuss these results in a conference call scheduled for 1:00 p.m., Eastern Standard Time, November 5, 2009. The dial-in numbers are: USA - 1-800-862-9098; International — 1-785-424-1051. The Conference ID is LANDOLAKES. A replay of the conference call will be available through November 12, 2009, at: USA — 1-800-283-4799; International — 1-402-220-0860.
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Land O’Lakes 3Q — Page 5 of 5
Land O’Lakes, Inc. (www.landolakesinc.com) is a national, farmer-owned food and agricultural cooperative with 2008 annual sales of $12 billion. Land O’Lakes is a Fortune 250 company that does business in all 50 states and more than 50 countries. It is a leading marketer of a full line of dairy-based consumer, foodservice and food ingredient products across the United States; serves its international customers with a variety of food and animal feed ingredients; and provides farmers and ranchers with an extensive line of agricultural supplies (feed, seed, and crop protection products) and services. Land O’Lakes also provides agricultural assistance and technical training in more than 25 developing nations.
Cautionary Statement
Certain information included in this news release is forward-looking. Forward-looking information is based on currently available information and management’s estimates, assumptions and projections. Actual outcomes are subject to significant uncertainties, many of which are beyond Land O’Lakes control. Important risk factors could cause actual future results to differ materially from those currently estimated by management. For a discussion of important risk factors that may materially affect management’s estimates and Land O’Lakes results, please view Land O’Lakes most recent periodic filings, which can be found on the Securities and Exchange Commission’s website (www.sec.gov) and the company’s website (www.landolakesinc.com).
Attachments: Financial Statements

LAND O’LAKES, INC.
Consolidated Balance Sheets
($ in thousands)

	September 30,	December 31,
	2009	2008
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$29,734	$30,820
Receivables, net	1,206,587	1,104,261
Inventories	1,088,832	1,083,978
Prepaid assets	42,251	1,101,005
Other current assets	60,787	123,504

Total current assets	2,428,191	3,443,568

Investments	258,674	314,487
Property, plant and equipment, net	693,846	658,261
Goodwill, net	276,657	277,176
Other intangibles, net	116,406	120,982
Other assets	158,317	166,838

Total assets	$3,932,091	$4,981,312

Liabilities and Equities
Current liabilities:
Notes and short-term obligations	$610,612	$409,370
Current portion of long-term debt	2,581	2,864
Accounts payable	928,840	1,175,995
Customer advances	33,515	1,045,705
Accrued liabilities	383,395	423,494
Patronage refunds and other member equities payable	39,600	37,751

Total current liabilities	1,998,543	3,095,179

Long-term debt	535,231	531,955
Employee benefits and other liabilities	361,841	358,404
Commitments and contingencies
Equities:
Capital stock	1,439	1,611
Member equities	964,665	947,141
Accumulated other comprehensive loss	(166,876)	(150,277)
Retained earnings	223,107	178,377

Total Land O’Lakes, Inc. equity	1,022,335	976,852
Noncontrolling interests	14,141	18,922

Total equities	1,036,476	995,774

Total liabilities and equities	$3,932,091	$4,981,312

LAND O’LAKES, INC.
Consolidated Statements of Operations
($ in thousands)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
Net sales	$2,177,524	$2,783,930	$7,939,337	$9,368,794
Cost of sales	1,987,262	2,547,330	7,209,916	8,569,999

Gross profit	190,262	236,600	729,421	798,795

Selling, general and administrative	179,412	204,642	508,473	562,330
Restructuring and impairment	803	—	10,036	41
Gain on insurance settlement	—	(4,032)	—	(4,032)

Earnings from operations	10,047	35,990	210,912	240,456

Interest expense, net	12,462	15,369	38,300	48,091
Other (income) expense, net	(300)	—	(7,028)	12
Equity in losses (earnings) of affiliated companies	978	(13,541)	(2,523)	(38,099)

(Loss) earnings before income taxes	(3,093)	34,162	182,163	230,452
Income tax expense	1,213	1,804	25,461	22,442

Net (loss) earnings	(4,306)	32,358	156,702	208,010
Less: net earnings (loss) attributable to noncontrolling interests	8	3,796	(3,131)	15,380

Net (loss) earnings attributable to Land O’Lakes, Inc.	$(4,314)	$28,562	$159,833	$192,630

LAND O’LAKES, INC.
Consolidated Statements of Cash Flows
($ in thousands)
(Unaudited)

	Nine Months Ended
	September 30,
	2009	2008
Cash flows from operating activities:
Net earnings attributable to Land O’Lakes, Inc.	$159,833	$192,630
Adjustments to reconcile net earnings attributable to Land O’Lakes, Inc. to net cash used by operating activities:
Depreciation and amortization	67,870	67,776
Amortization of deferred financing costs	1,868	3,413
Bad debt expense	6,479	5,731
Proceeds from patronage revolvement received	236	1,777
Non-cash patronage income	(798)	(4,177)
Deferred income tax expense (benefit)	41,501	(20,707)
Decrease (increase) in other assets	764	(2,269)
Increase in other liabilities	20,224	21,399
Restructuring and impairment	10,036	41
Loss on divestiture of a business	407	—
(Gain) loss on sale of investments	(6,958)	12
Gain on foreign currency exchange contracts on sale of investment	(177)	—
Gain on insurance settlement	—	(4,032)
Equity in earnings of affiliated companies	(2,523)	(38,099)
Dividends from investments in affiliated companies	36,140	32,652
Net (loss) earnings attributable to noncontrolling interests	(3,131)	15,380
Other	(4,031)	(2,525)
Changes in current assets and liabilities, net of acquisitions and divestitures:
Receivables	(119,141)	(412,580)
Inventories	(5,964)	(102,923)
Prepaids and other current assets	1,103,113	810,792
Accounts payable	(246,306)	15,011
Customer advances	(1,012,190)	(933,016)
Accrued liabilities	(53,999)	154,816

Net cash used by operating activities	(6,747)	(198,898)

Cash flows from investing activities:
Additions to property, plant and equipment	(108,775)	(120,533)
Acquisitions, net of cash acquired	(2,745)	(9,040)
Investments in affiliates	(3,290)	(50,860)
Distributions from investments in affiliated companies	—	8,824
Proceeds from divestiture of a business	2,698	—
Proceeds from sale of investments	16,965	49
Proceeds from foreign currency exchange contracts on sale of investment	518	—
Proceeds from sale of property, plant and equipment	1,493	5,581
Insurance proceeds for replacement assets	6,538	5,321
Change in notes receivable	(12,686)	(11,606)
Other	250	3,049

Net cash used by investing activities	(99,034)	(169,215)

Cash flows from financing activities:
Increase in short-term debt	201,243	388,685
Proceeds from issuance of long-term debt	4,459	496
Principal payments on long-term debt and capital lease obligations	(1,950)	(14,138)
Payments for redemption of member equities	(95,762)	(94,896)
Payments for debt issuance costs	(1,486)	—
Other	(1,809)	(38)

Net cash provided by financing activities	104,695	280,109

Net decrease in cash and cash equivalents	(1,086)	(88,004)

Cash and cash equivalents at beginning of the period	30,820	116,839

Cash and cash equivalents at end of the period	$29,734	$28,835

LAND O’LAKES, INC.
EBITDA
($ in thousands)
(Unaudited)

			Twelve
			Months
	Nine Months Ended		Ended
	September 30,		September 30,
	2009	2008	2009
Earnings before income taxes	$182,163	$230,452	$141,967
Interest expense, net	38,300	48,091	53,441
Depreciation	63,943	57,812	84,596
Amortization	3,927	9,964	7,307

Total EBITDA	288,333	346,319	287,311

Noncontrolling interests	2,979	(15,553)	2,404
Unrealized hedging (gain) loss	(39,742)	35,731	(23,223)
Gain on insurance settlement	—	(4,032)	(6,606)
Loss on divestitures	407	—	407
(Gain) loss on sale of investments	(7,135)	12	(18,796)
(Gain) on sale of intangible	(300)	—	(300)
Restructuring and impairments	10,036	41	12,888
Environmental reserve	—	8,900	—

Normalized EBITDA	$254,578	$371,418	$254,085